ADDENDUM TO

INVESTMENT ADVISORY AGREEMENT

FISCAL YEAR-END 09/30/2004

Calvert Social Investment Fund

Calvert World Values Fund, Inc.

The Calvert Fund

Calvert Cash Reserves

Calvert Social Index Series, Inc.

Calvert Impact Fund, Inc.

Calvert Asset Management Company, Inc. (CAMCO), as investment advisor to the above-referenced registered investment companies (Funds), hereby agrees with the respective Funds to limit the net annual operating expenses of the Funds, as follows through the period ended January 31, 2006. Figures are expressed as a percentage of average annual net assets. For the purposes of this expense limit, operating expenses do not include interest expense, brokerage commissions, extraordinary expenses, performance fee adjustments, and taxes. To the extent any expense offset arrangement reduces Fund expenses, CAMCO's obligation under this agreement is reduced and CAMCO shall also benefit from the expense offset arrangement.
	Single Class	Class A	Class B	Class C	Class I
Calvert Social Investment Fund*
Money Market Portfolio	0.875%	--	--	--	--
Balanced Portfolio	--	--	--	--	0.72%
Equity Portfolio	--	--	--	--	--
Bond Portfolio	--	--	--	--	--
Enhanced Equity Portfolio	--	--	2.50%	2.50%	0.81%

Calvert World Values Fund*
International Equity	--	--	--	--	1.10%
Capital Accumulation	--	--	--	--	0.86%

The Calvert Fund*
Income Short Duration Income	--	-- 1.08%	-- --	-- --	-- --
Long- Term Income	--	1.25%	--	--	0.80%
New Vision Small Cap	--	--	--	--	0.92%

Calvert Cash Reserves*
Institutional Prime	--	--	--	--	--

Calvert Social Index Series, Inc.*
Calvert Social Index	--	0.75%	1.75%	1.75%	0.375%

Calvert Impact Fund, Inc.*
Calvert Large Cap Growth^	--	1.50%	2.50%	2.50%	0.90%
Calvert Small Cap Value	--	1.69%	2.69%	2.69%	0.92%
Calvert Mid Cap Value	--	1.59%	2.59%	2.59%	0.86%

*For the above-referenced registered For Calvert Asset Management investment companies Company, Inc.

BY: /s/ William M. Tartikoff BY: /s/ Ronald M. Wolfsheimer Date: ____________

William M. Tartikoff Ronald M. Wolfsheimer

Senior Vice President Chief Financial Officer and Senior Vice President

^ CAMCO has further agreed to limit the annual operating expenses of Calvert Large Cap Growth Fund, Class I to 1.50% through January 31, 2015.